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                                                                    EXHIBIT 10.8


                              WORLD POKER TOUR, LLC
                            1041 NORTH FORMOSA AVENUE
                           FORMOSA BUILDING, SUITE 99
                        WEST HOLLYWOOD, CALIFORNIA 90046


April 14, 2004


Mr. Steven Lipscomb
c/o World Poker Tour, LLC
1041 North Formosa Avenue
Formosa Building, Suite 99
West Hollywood, California  90046

         Re:  Employment Agreement Terms

Dear Steve:

         This term sheet sets forth the understandings with respect to the terms and conditions of your proposed employment with WPT Enterprises, Inc. ("WPT"). The parties agree that this term sheet represents the good faith intention of the parties to enter into a long form employment agreement that is consistent with the terms set forth below (the "Employment Agreement"). Until such a long form agreement is executed and delivered, this term sheet shall be binding on both parties.

1.       TERM:  3-years commencing on December 29, 2003.

2.       TITLE:  Founder, President and Member, Board of Directors of WPT.

3. SALARY AND BENEFITS: $500,000 per year, subject to increase at the discretion of the Board. Salary change will be effective as of December 29, 2003 and any shortfall in the salary you received since December 29, 2003 will be paid to you as soon as practicable following execution of this letter agreement. You will also be entitled to the benefits and perquisites which WPT provides to its employees generally, as determined by WPT's board of directors (or a committee thereof) in its discretion.

4. BONUSES: You will be entitled to receive annual bonuses during the term of the Employment Agreement as follows:

          o You will continue participation in the10% bonus pool described in the Section 3 of the Management Contract and Contribution Agreement between you and World Poker Tour, LLC dated March 4, 2002 (the "Prior Management Agreement") and Section 10.17 of the World Poker Tour Limited Liability Company Agreement dated March 4, 2002 (10% of profits for the first five years of business); and

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          o    For each fiscal year, you will be entitled to 5% of the Profits
               (as such term is defined in the World Poker Tour Limited Liability Company Agreement dated March 4, 2003) in excess of $3,000,000 that is realized by WPT from and after the closing date of the initial public offering. In the event your employment with WPT is terminated either by you or by WPT for Cause (as defined in Section 8 hereof) prior to the end of a fiscal year in which you are entitled to receive this bonus, you will be entitled to receive a pro-rata portion of this bonus based on the portion of the applicable fiscal year during which you were employed.

5. STOCK OPTIONS: You will receive an option (the "Option") to purchase 600,000 shares of WPT common stock on the closing date of the IPO at an exercise price equal to the per share IPO price of the common stock. The Option will vest in equal installments over three years, commencing on December 29, 2004. All limited liability company units you currently hold in World Poker Tour, LLC shall be converted to proportional shares of WPT common stock, with the forfeiture restrictions on such shares lapsing on the same schedule outlined in the Prior Management Agreement.

6. INTERNAL REVENUE CODE MATTERS AND NASDAQ LISTING REQUIREMENTS: Each of the bonus arrangements set forth in paragraph 4 above and the stock option grant contemplated by paragraph 5 above will be structured to ensure (i) qualification for expense deduction thereof by WPT under
         Section 162(m) of the Internal Revenue Code of 1986, and (ii) compliance with applicable Nasdaq Marketplace Rules (including without limitation Rule 4350(c)).

7. EXCLUSIVITY: During the term of the Employment Agreement, you agree not to compete with WPT in connection with poker and gaming related television and film projects (the "Restricted Projects"). In addition, during the term of the Employment Agreement, you will advise the Board in advance of pursuing any television and film projects that are non-Restricted Projects and offer any such non-Restricted Projects to WPT, which the Board may accept or reject within ten (10) days in its sole discretion. If the Board rejects a non-Restricted Project, you may pursue such project individually. It is understood that your current "Psycho Bunnies," "Big Pitch with Norman Lear" and "The Music Man" projects will not be considered Restricted Projects and you will be able to pursue these projects individually without obtaining Board approval. In no event shall your individual pursuit of a non-Restricted Project rejected by the Board interfere with your duties under the Employment Agreement.

8. SEVERANCE: Upon termination without Cause, you will be entitled to receive all salary and any applicable bonus amounts through the term of the Employment Agreement and the vesting of all previously unvested portions of the Option will



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         accelerate. "Cause" will be defined as (i) your willful and continued
         failure to substantially perform your duties as reasonably assigned,
         (ii) your indictment for a criminal offense related to theft or embezzlement from WPT, which charges are not dismissed, or of which you are not acquitted within one (1) year, or (iii) your indictment for any felony offense that is not the result of actions performed by you within the scope of activities approved by the Board, which charges are not dismissed, or of which you are not acquitted, within one (1) year.

         If this term sheet is consistent with your understanding, please so confirm by executing and returning the attached copy of this term sheet to Timothy Cope, c/o Lakes Entertainment, Inc., 130 Cheshire Lane, Minnetonka, Minnesota 55305.


WORLD POKER TOUR, LLC


By: /s/ Lyle Berman
   ---------------------------------------
    Lyle Berman, Chief Executive Officer


Accepted and agreed to on
April 14, 2004.


/s/ Steven Lipscomb
------------------------------------------
Steven Lipscomb






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